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Media Contacts:
TeleCommunication Systems, Inc. Meredith Allen 410-295-1865 MAllen@telecomsys.com	Welz & Weisel Communications Evan Weisel 703-218-3555 evan@w2comm.com

TeleCommunication Systems, Inc. Expands Board of Directors

Retired Marine Corps Lt. General and Veteran Company Management Join Board

ANNAPOLIS, MD, February 2, 2009—TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) today announced that Jan C. Huly, Richard A. Young and Thomas M. Brandt, Jr. were elected by the Board to fill vacancies on the company’s Board of Directors, effective Tuesday, January 27, 2009.

Lt. Gen. Huly retired from the Marine Corps in 2006 after almost 37 years of service. His last assignment was as Deputy Commandant, Plans, Policies and Operations where he effectively was the principal operations officer for the Marine Corps with duties including staff coordination of operational matters, combat readiness and security. He is a member of the Defense Science Board for the Department of Defense, and the Board of Directors of the Marine Corps Scholarship Foundation. Gen. Huly holds a MA from Central Michigan University, and a BA from the University of California, Berkeley.

Mr. Young, currently the company’s Executive Vice President and Chief Operating Officer, joined TCS in 1992 and has served in a chief operating management role throughout his seventeen year tenure. He has more than thirty years of experience in technology management. Previously, Mr. Young was the Director of Information Systems for the Department of the Navy Recruiting Command where he was responsible for the information management requirements of the nationwide recruiting force. Mr. Young holds a B.S. degree in Engineering from the U.S. Naval Academy and a Master of Science degree in Information Technology from the Naval Postgraduate School.

Mr. Brandt, currently the company’s Senior Vice President and Chief Financial Officer, joined TCS in 1997 and is responsible for the company’s financial management, reporting, controls, accounting and administration. Mr. Brandt was previously CFO of Digex, Inc., an Internet service provider, where he helped lead its 1996 IPO. He has more than thirty-five years of experience in finance and accounting, including twelve years with Price Waterhouse, and served as CFO or controller of other corporations including two which were listed on the New York Stock Exchange. He serves on the Board of Antenna Research Associates, Inc., a privately held technology company, and the executive committee of Technology Association of America, a national trade association (formerly AeA.). Mr. Brandt is a CPA with a bachelor’s degree in management science from Duke University and an MBA from the Wharton School of the University of Pennsylvania.

About TeleCommunication Systems, Inc. (TCS)
TeleCommunication Systems, Inc. (TCS) (NasdaqGM: TSYS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems, engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless, cable MSOs, and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS maintains global headquarters in Annapolis, Maryland and offices or development centers in Seattle, WA, Tampa, FL, Oakland, CA, and London, UK. For more information, visit www.telecomsys.com.